Exhibit 15.3

                                 FUTUREMEDIA PLC

                                POLICY STATEMENT
                    ON SECURITIES TRADES BY COMPANY PERSONNEL

                                  Introduction

         In the normal course of business, employees, officers and directors of Futuremedia PLC (the "Company") may use or have access to confidential and material information that is not generally available to the investing public. You, as an employee of the Company, have an important ethical and legal obligation not to engage in trading in securities while in possession of material non-public information ("insider trading"), and to maintain the confidentiality of such non-public information. Insider trading is a crime. You and the Company may be subject to severe civil and criminal penalties as a result of trading in securities while in possession of material non-public information or as a result of unauthorized disclosure of material non-public information.

         The Company has adopted this Policy to prevent violations of the U.S. insider trading laws by Company personnel and to avoid even the appearance of improper conduct by Company personnel. The Company's officers, directors and certain other significant employees are covered by another Policy, which contains the same prohibitions this Policy contains and, in addition, imposes more stringent requirements on those individuals. Mr. Geoff J. Bicknell, Chief Financial Officer, has been designated by the Company as the Compliance Officer for administering this Policy, and any questions regarding interpretation of the Policy should be addressed to him.

                                     Policy

      1. Prohibitions.

      (a) No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, while you are aware of material non-public information relating to the Company (except pursuant to a pre-cleared trading plan that complies with Rule l0b5-1, as described in Section 5 below). Similarly, you may not trade in the securities of any other company if you are aware of material non-public information about that company that you obtained in the course of your employment with the Company.

      (b) No Tipping. You may not pass material non-public information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading.

      (c) General. You may not assist anyone who is engaged in any of the above activities. In addition to applying to the Company's securities, these prohibitions apply to information about and securities of other companies with which the Company has a relationship and as a result of which you may acquire material non-public information, e.g., customers, suppliers, licensees, licensors, joint venturers or companies with which the Company is considering entering into or terminating a material business relationship or other material transaction.

      These prohibitions also apply to your family members, including your spouse, any family members or other persons that live in your home, and any family members who do not live in your home but whose transactions in Company securities are directed by you or subject to your influence or control. You will be held responsible for ensuring that securities transactions by any of these people comply with this Policy.

      2. Penalties. If you engage in any of the above activities, you may subject yourself, the Company, its officers and directors and other supervisory personnel to civil and criminal liability under United States securities law.

      (a) Civil and Criminal Penalties. Potential penalties for insider trading or tipping violations include, but are not limited to (1) imprisonment for up to 20 years, (2) criminal fines of up to $5,000,000, and (3) civil fines of up to three times the profit gained or loss avoided.

      (b) Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have "controlling person" liability for a trading violation, with civil penalties of up to the greater of $1,000,000 and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25,000,000. The civil penalties can extend personal liability to the Company's directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

      (c) Company Sanctions. Failure to comply with this Policy may also subject you to Company-imposed sanctions, up to and including termination for cause, whether or not your failure to comply with this Policy results in a violation of law.

      3. Key Concepts.

      (a) Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, sell or hold a security. If disclosure of the information is likely to affect the market price of a security, the information is probably material. Examples of the type of information that would usually be considered material include:

      o     projections of future earnings or losses or other earnings guidance;
      o earnings that are inconsistent with the consensus expectations of the investment community;
      o increases or decreases in dividend payments, stock splits, securities offerings or other major events regarding the Company's securities;
      o     possible mergers and acquisitions;
      o     the initiation or termination of significant contracts;

      o     changes in management;
      o     breakthroughs in technology;
      o     the introduction of important product lines;
      o     the gain or loss of major customers, suppliers or orders;
      o     major marketing changes;
      o     developments in actual or threatened litigation; or
      o unusual gains or losses in major operations and financial liquidity problems.

      It is important to keep in mind that material information need not be something that has happened or definitely will happen. Information that something is likely to happen, or even just that it may happen, may be considered material. Material information may be positive or negative.

      Materiality determinations are often challenged with the benefit of hindsight and therefore any question about whether particular information is material should be resolved in favor of not trading. If you have any question as to whether particular information is material, you should not trade or communicate the information to anyone without prior approval by the Compliance Officer.

      (b) Non-public Information. "Non-public" information is any information that has not been disclosed generally to the investing public. One must be able to point to some fact or event to show that the information is generally public, such as inclusion in the Company's reports filed with the Securities and Exchange Commission or the issuance of a press release or reference to the information in publications of general circulation in the United State securities market, such as The Wall Street Journal or the New York Times. Even after the Company has released information to the press and the information has been reported, at least two full business days must be allowed for the investing public to absorb and evaluate the information before you may trade in the Company's securities. This means you may not trade until the third business day after the information is announced to the public. For example, if the Company announced material non-public information before trading began on a Tuesday, the first time you could buy or sell Company securities would be the opening of the market on Thursday (assuming you were not then aware of other material non-public information). However, if the Company announced material non-public information after the start of trading on a Tuesday, the earliest you could buy or sell the Company's securities would be the start of trading on Friday.

      (c) Tipping Information to Others. You may not disclose any material non-public information to others, including your family members, friends or social acquaintances. This prohibition applies whether or not you receive any benefit from the other person's use of that information.

      4. Restrictions on Short-Term, Speculative Trading. The Company has determined that there is a substantial likelihood of the appearance of improper conduct by Company personnel when they engage in certain types of short-term or speculative trading. Therefore, Company personnel are prohibited from engaging in any of the following activities with respect to Company securities:

      (a) short sales; and

      (b) buying or selling puts or calls, except for those options that might be offered to you by the Company; provided, however, that nothing herein shall preclude you from establishing or increasing a long put option, short call option, or similar position, so long as the amount of securities underlying such long put option, short call option, or similar position does not exceed the amount of underlying securities you already own at the time such position is established or increased.

      5. Sole Exception - Approved 10b5-1 Plans.

      Trades by persons covered by this Policy that are executed pursuant to a pre-cleared l0b5-1 plan are not subject to the prohibition on trading on the basis of material non-public information contained in Section 1(a) of this Policy or, if applicable, to the restrictions set forth in the Company's pre-clearance procedures and blackout periods.

      Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet certain requirements. A l0b5-1 plan must be entered into at a time when you are not aware of material non-public information. All plans must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion over those matters to an independent third party. The plan must allow for the cancellation of a transaction and/or suspension of a trading program upon notice and request by the Company to the extent that the trading program or any proposed trade (i) fails to comply with applicable law (e.g., exceeding the number of shares that the person may sell under Rule 144 in a rolling three month period), or (ii) would create material adverse consequences to the Company.

      The Company requires that each 10b5-1 plan (or the form of the 10b5-1 trading plan, provided such form has sufficient details to determine compliance with this Policy) be pre-cleared in writing in advance by the Compliance Officer. 10b5-1 plans generally may not be adopted during a blackout period. Notwithstanding anything herein to the contrary, it is the individual's responsibility to comply with this Policy and the requirements of Rules 10b5-1 and 144, regardless of whether the Company's Compliance Officer pre-clears a l0b5-1 plan.

      The Company reserves the right to bar any transactions in Company securities, even those pursuant to arrangements previously pre-cleared, if the Compliance Officer(s) or the Board of Directors, in consultation with legal counsel, determines that such a bar is in the best interests of the Company.

      6. No Other Exceptions. Other than as set forth in Section 5 herein, there are no exceptions to the prohibitions and restrictions set forth in this Policy. Transactions in the Company's securities that are otherwise necessary for personal reasons, such as personal financial commitments or emergencies, do not excuse you from compliance with this Policy and are prohibited if you possess material non-public information.

      It is important to note that the U.S. Securities and Exchange Commission takes the view that the mere fact that you are aware of material non-public information is enough to bar you from trading; it is no excuse that your reasons for trading were not based on that information.

      7. Inadvertent Disclosure. If material non-public information is inadvertently disclosed by any employee, officer or director, you should immediately report the facts to the Compliance Officer so that the Company may take appropriate remedial action.

      8. Post-Termination Transactions. This Policy continues to apply to your transactions in Company securities even after you have terminated your employment or other connections to the Company and its affiliates. If you are in possession of material non-public information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

      9. Company Assistance. If you have any question about specific information or proposed transactions, or as to the applicability or interpretation of this Policy or the propriety of any desired action, you are encouraged to contact the Compliance Officer.

      10. Confidentiality Guidelines. To provide more effective protection against the disclosure of material non-public information, the Company has adopted guidelines (attached hereto) with which you should familiarize yourself. These guidelines are not intended to be exhaustive. Additional measures to secure the confidentiality of information should be undertaken as deemed appropriate under the circumstances. If you have any doubt as to your responsibilities under these guidelines, please seek clarification and guidance from the Compliance Officer before you act. Do not try to resolve any uncertainties on your own.

      11. Personal Responsibility. The ultimate responsibility for adhering to this Policy and avoiding improper trading lies with you. If you violate this Policy, you may be subject to disciplinary action up to and including termination for cause.

      12. Certification. All employees will be required to certify their understanding of and intent to comply with this Policy by means of the Certification attached hereto. Officers, directors and other significant employees may be required to certify on an annual basis that they have complied with this Policy.

      13. No New Legal Liabilities. The Policy and this Statement of the Policy do not impose on the Company's employees, officers or directors or on the Company itself any new legal liabilities to which they would not otherwise be subjected.

This Policy is dated 15th May, 2004 and supersedes any previous policy of the Company concerning insider trading.

                                  CERTIFICATION

      I have read and understand the Company's Policy Statement on Securities Trades By Company Personnel (the "Policy"). I understand that the Company's Compliance Officer is available to answer any questions I have regarding the Policy. I agree to comply with the Policy in all respects during my employment or other relationship with the Company. I understand that my failure to comply in all respects with the Policy is a basis for termination for cause of my employment or other relationship with the Company.

Date:  ______________                Signature:  ______________________________

                                     Name: ___________________________________
                                                      (please print)

                           CONFIDENTIALITY GUIDELINES

      The following guidelines establish procedures with which every employee, officer and director should comply in order to maximize the security of confidential inside information:

      a. declining any comment with respect to outside inquiries (from analysts, stock brokers, the press, etc.) and referring them immediately to the Company's Compliance Officer or such other person designated by the Company to be addressed;

      b.    using code names for sensitive projects;

      c. using passwords to restrict access to sensitive information on the computer system;

      d. limiting access to particular physical areas where material non-public information is likely to be documented or discussed;

      e.    locking up or shredding confidential documents;

      f. not discussing confidential matters in public places such as elevators, hallways, restrooms or eating facilities where conversations might be heard;

      g. marking sensitive documents "Confidential" and using sealed envelopes marked "Confidential";

      h.    restricting the copying of sensitive documents;

      i.    maintaining a sign-out system for sensitive documents;

      j. obtaining written confidentiality agreements from outsiders allowed access to confidential information;

      k. maintaining and periodically reviewing the list of persons who have access to confidential information and limiting access of especially sensitive materials to senior personnel and others on a need to know basis;

      l.    never leaving confidential documents unattended;

      m. specifically informing employees who are exposed to confidential information of the sensitive nature of such information and the need to maintain confidentiality; and

      n. in faxing or emailing sensitive matters, verifying that you have the correct fax number or email address, and, in the case of faxes, that someone with authorized access to the information will be available to receive it at the incoming fax machine, and, in the case of emails, that both you and the recipient are employing adequate security measures to maintain confidentiality.